EXHIBIT 99.2

                                                                   PRESS RELEASE


                            SEACOR HOLDINGS ANNOUNCES
                         EXPANSION OF BOARD OF DIRECTORS


HOUSTON, TEXAS
September 8, 2005

FOR IMMEDIATE RELEASE -- SEACOR Holdings Inc. (NYSE:CKH) announced today that it has expanded its Board of Directors to twelve members and added Messrs. Steven Webster and Christopher Regan to fill two newly created positions.

Mr. Webster is President and Co-Managing Partner of Avista Capital Partners LP, an investment partnership which focuses on the energy, media and healthcare industries. From 2000 through June, 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston's Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and CEO of Falcon Drilling Company, Inc., an offshore drilling company he founded, and through 1999, served as President and CEO of R&B Falcon Corporation, the successor to Falcon formed through its merger with Reading & Bates Corporation and Cliffs Drilling Company. Mr. Webster served as Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster serves on the Board of Directors of Carrizo Oil & Gas, Inc., Grey Wolf, Inc., Basic Energy Services Inc., Crown Resources Corporation, Brigham Exploration Company, Goodrich Petroleum Corporation and various private companies.

Mr. Regan is co-founder and managing director of The Chartis Group, a management consultancy group, with offices in New York, Boston, Chicago and San Francisco, offering strategic, operational and organizational advice to leading healthcare providers, suppliers and payers across the U.S. Mr. Regan was formerly a senior partner with CSC Healthcare / APM Consulting. Prior to co-founding The Chartis Group in 2001, Mr. Regan served as President of H-Works, the consulting division of The Advisory Board Company. Mr. Regan also serves as a Trustee of Hamilton College, LawrenceHospital Center in Bronxville, New York and Ascension Health Ventures.

SEACOR is a global provider of marine support and transportation service, primarily to the energy and chemical industries. SEACOR and its subsidiaries provide customers with a full suite of marine-related services including offshore services, U.S. coastwise shipping, inland river services, helicopter services, environmental services, and offshore and harbor towing services. SEACOR is uniquely focused on providing highly responsive local service, combined with the highest safety standards, innovative technology, modern efficient equipment, and dedicated, professional employees.

For additional information, contact Timothy McKeand, Vice President, at (954) 524-4200 ext. 820 or visit SEACOR's website at www.seacorholdings.com.